Exhibit 10.1

SEPARATION AND CONSULTING AGREEMENT

THIS SEPARATION AND CONSULTING AGREEMENT (this “Agreement”) is made and entered into as of August 26, 2010, by and between MPG Office Trust, Inc., a Maryland corporation (the “REIT”), MPG Office, L.P., a Maryland limited partnership (the “Operating Partnership”), and Robert P. Goodwin (“Goodwin”).

WHEREAS, the REIT, the Operating Partnership and Goodwin previously entered an employment letter agreement, effective as of December 31, 2008 (the “Employment Agreement”), which provides for Goodwin’s employment as Senior Vice President, Construction and Development of the REIT and the Operating Partnership (collectively, the “Company”);

WHEREAS, as of August 31, 2010, Goodwin will hold 48,940 unvested restricted stock units with dividend equivalent rights (the “RSUs”) and 36,667 unvested non-qualified stock options (the “Options”) under the Second Amended and Restated 2003 Incentive Award Plan of MPG Office Trust, Inc., MPG Office Trust Services, Inc. and MPG Office, L.P. (as amended, the “Plan”);

WHEREAS, Goodwin and the Company have determined to provide for the termination of Goodwin’s employment with the Company on the terms and conditions set forth herein; and

WHEREAS, in connection with the termination of Goodwin’s employment, the Company desires to retain Goodwin to provide certain consulting services to the Company as of the Separation Date (as defined below) in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.        TERMINATION OF EMPLOYMENT

1.1.      Termination of Employment.  Effective as of August 31, 2010 (the “Separation Date”), Goodwin’s employment with the Company and its subsidiaries and affiliates (including, without limitation, as Senior Vice President, Construction and Development) shall terminate and Goodwin shall cease to be an employee and/or officer of any and all of the foregoing. The parties hereby acknowledge and agree that Goodwin’s termination of employment hereunder constitutes a “separation from service” from the Company within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury Regulation Section 1.409A-1(h) (a “Separation from Service”).

1.2.      Termination of Employment Agreement.  As of the Separation Date, the Employment Agreement shall automatically terminate and be of no further force and effect, and neither the Company nor Goodwin shall have any further obligations thereunder; provided, however, that the provisions of Section 8 (Confidential and Proprietary Information) and Section 9 (Non-Solicitation) of the Employment Agreement shall survive such termination of the Employment Agreement.

2.        SEVERANCE PROVISIONS

2.1.      Severance.  In consideration of, and subject to and conditioned upon Goodwin’s execution and non-revocation of the Release (as defined below), and Goodwin’s continued compliance with the terms and conditions of this Agreement, including, without limitation, the confidentiality and non-solicitation covenants described in Section 5 below:

(a)      The Company shall pay to Goodwin a lump-sum cash severance payment in an amount equal to $275,000, which the parties acknowledge and agree represents amounts owed to Goodwin for a termination of employment by the Company without Cause within the meaning of Section 11(a) of the Employment Agreement. Such payment shall be made in a single lump sum within ten days after the Separation Date;

(b)      Goodwin’s unvested RSUs shall become immediately vested in full as of the Separation Date; and

(c)      Goodwin’s unvested Stock Options shall become immediately vested in full as of the Separation Date, and may be exercised for any or all of those shares in accordance with, and subject to the terms and conditions of, the Plan and the Company’s Insider Trading Policy.

2.2.      Accrued Obligations.  In addition to the amounts payable under Section 2.1, the Company shall pay to Goodwin on or before the Separation Date the aggregate amount of Goodwin’s earned but unpaid base salary and accrued but unpaid vacation pay through the Separation Date.

3.        POST-EMPLOYMENT HEALTH INSURANCE COVERAGE

3.1.      Post-Employment Health Insurance Coverage.  In consideration of, and subject to and conditioned upon Goodwin’s execution and non-revocation of the Release (as defined below), and Goodwin’s continued compliance with the terms and conditions of this Agreement, during the period commencing on the Separation Date and ending on February 28, 2011, the Company at its expense shall continue to provide Goodwin and his eligible family members with group health insurance coverage, provided that Goodwin properly elects continuation healthcare coverage under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder; provided, however, that if Goodwin becomes re-employed with another employer and is eligible to receive group health insurance coverage under another employer’s plans, the Company’s obligations under this Section 3.1 shall be extinguished to the extent reasonably comparable coverage is actually provided to Goodwin and his eligible family members, and any such coverage shall be reported by Goodwin to the Company. Notwithstanding the foregoing, Goodwin shall not be eligible to participate in the Exec-U-Care program subsequent to the Separation Date.

4.        RELEASE

4.1.      Goodwin General Release.  In consideration of the benefits set forth in Section 2, the Company’s agreement to retain Goodwin as a consultant as set forth in Section 6, and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, Goodwin shall, as of the Separation Date, execute and deliver to the Company a release of claims in substantially the form attached as Exhibit A (the “Goodwin General Release”).

4.2.      Company General Release.  In consideration of the Goodwin General Release, and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company shall, as of the Separation Date, execute and deliver to Goodwin a release of claims in substantially the form attached hereto as Exhibit B (the “Company General Release”).

5.        CONFIDENTIALITY, NON-SOLICITATION

5.1.      Reaffirmation of Prior Agreements.  Goodwin hereby acknowledges and agrees that Goodwin is bound by certain confidentiality and non-solicitation covenants set forth in Sections 8 and 9 of the Employment Agreement. Notwithstanding anything contained in this Agreement, Goodwin hereby reaffirms the covenants and provisions set forth in Sections 8 and 9 of the Employment Agreement and acknowledges and agrees that the provisions of Sections 8 and 9 of the Employment Agreement shall survive the termination of Goodwin’s employment with the Company and shall remain in full force and effect.

6.        CONSULTING SERVICES

6.1.      Term and Commitment.  During the period commencing on September 1, 2010 and ending on February 28, 2011, or such earlier date on which Goodwin’s consulting relationship with the Company is terminated as provided herein (the “Consulting Period”), Goodwin shall, at the Company’s request, provide consulting services to the Company as set forth in Section 6.2 below (the “Consulting Services”) during the Consulting Period.

6.2.      Services to be Provided.  Goodwin shall provide Consulting Services to the Company with respect to construction and development matters as requested by the Company’s Chief Executive Officer from time-to-time, or such other matters as the parties may mutually determine.

6.3.      Non-Exclusive Relationship.  The Consulting Services being provided by Goodwin are on a non-exclusive basis, and Goodwin shall be entitled to perform or engage in any activity not inconsistent with or otherwise prohibited by this Agreement or by the surviving provisions of the Employment Agreement, provided that Goodwin is able to continue to provide the Consulting Services to the Company’s satisfaction.

6.4.      Compensation.  During the Consulting Period, the Company shall pay Goodwin a monthly retainer of $10,000 for Consulting Services to be performed by Goodwin (the “Consulting Fee”).

6.5.      Tax Obligations.  Goodwin shall be responsible for the payment of all taxes owed on all amounts paid to Goodwin by the Company hereunder with respect to the Consulting Services and shall protect the Company from any liability for the payment of any taxes of any kind with respect to the Consulting Fees paid to Goodwin hereunder.

6.6.      Reimbursable Costs.  The Company shall reimburse Goodwin in accordance with general policies and practices of the Company for actual and reasonable expenses incurred in performing the Consulting Services (“Reimbursable Costs”), payable within 30 days of receipt of an invoice. To the extent that any reimbursements provided to Goodwin under this Section 6.6 are deemed to constitute compensation to Goodwin, such amounts shall be paid or reimbursed reasonably promptly. The amount of any reimbursements that constitute compensation in one year shall not affect the amount of reimbursements constituting compensation that are eligible for payment or reimbursement in any subsequent year, and Goodwin’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

6.7.      Access and Services.  During the Consulting Period, the Company shall grant Goodwin access to records, files, equipment, employees and consultants as reasonably required for Goodwin to perform the Consulting Services contemplated herein. The Company shall continue to provide Goodwin with information technology services, secretarial support, parking arrangements and an office (each comparable to what was provided to Goodwin prior to the Separation Date).

6.8.      Duties of Goodwin.  Goodwin shall (a) dedicate such time commitment to the Consulting Services as is reasonably necessary to perform such Consulting Services, provided that Goodwin shall not be obligated to perform such Consulting Services for more than 20 hours per week; (b) comply with all applicable federal, state and municipal laws and regulations required to enable Goodwin to render to the Company the Consulting Services called for herein; (c) continue to comply with the confidentiality and non-solicitation covenants described in Section 5 above; and (d) maintain the confidentiality of all Company records, trade secrets and other confidential information to which Goodwin may have or obtain knowledge or access during the Consulting Period. Upon termination of the Consulting Period, Goodwin shall return to the Company all Company property in his possession, including, without limitation, keys, credit cards, telephone calling cards, computer hardware and software, cellular and portable telephone equipment, personal digital assistant (PDA) devices, manuals, books, notebooks, financial statements, reports and other documents.

6.9.      Assignment.  Neither party hereto shall assign any rights or delegate any obligations under this Agreement, except as otherwise may be agreed in writing by both parties; provided, that the Company may, without such consent, assign its rights and obligations to one or more of its affiliates.

6.10.      Retention of Authority.  Throughout the Consulting Period, the Company shall retain all authority and control over the business, policies, operations, and assets of the Company. Goodwin shall not knowingly violate any rules or policies of the Company or violate any applicable law in connection with the performance of the Consulting Services. The Company does not, by virtue of this Agreement, delegate to Goodwin any of the powers, duties or responsibilities vested in the Company by law or under the organizational documents of the Company.

6.11.      Independent Consultant Status.  In performing the Consulting Services herein, the Company and Goodwin agree that Goodwin shall at all times be acting as an independent contractor and not as an employee of the Company. The parties acknowledge that Goodwin was, prior to the Separation Date, an employee of the Company, serving as Senior Vice President of the Company, but that such employment relationship is terminated as of the Separation Date as set forth herein. The Company and Goodwin agree that Goodwin will not be an employee of the Company during the Consulting Period and that Goodwin, and not the Company, shall have the authority to direct and control Goodwin’s performance of his or her activities hereunder. Nothing contained in this Agreement shall be construed to create a partnership or joint venture between the Company and Goodwin, nor to authorize either party hereunder to act as general or special agent of the other party in any respect. Goodwin shall not, by virtue of performing the Consulting Services, be entitled to any employee benefits provided by the Company to its employees during the Consulting Period.

7.        TERMINATION

7.1.      Termination by the Company.  The Company may terminate the Consulting Period and Goodwin’s services as a consultant hereunder at any time and for any reason by providing at least 30 days’ prior written notice to Goodwin in accordance with Section 9.12 below. In the event of such termination, Goodwin shall nevertheless be entitled to receive the $10,000 Consulting Fee monthly through February 28, 2011.

7.2.      Termination by Goodwin.  Goodwin may terminate the Consulting Period and Goodwin’s services as a consultant hereunder at any time and for any reason by providing at least 30 days’ prior written notice to the Company in accordance with Section 9.12 below, which notice may, in the Company’s sole discretion, be waived by the Company without payment in lieu thereof. In the event of such termination, Goodwin shall be entitled to receive all amounts owed as of the date of termination, including a pro rata portion of such Consulting Fees for the partial month in which such termination occurs, and shall have no further rights to payment of any Consulting Fees or other compensation hereunder.

8.        DISPUTE RESOLUTION

8.1.      Arbitration.  Any disagreement, dispute, controversy or claim arising out of or relating to this Agreement or the interpretation of this Agreement or any arrangements relating to this Agreement or contemplated in this Agreement or the breach, termination or invalidity thereof shall be settled by final and binding arbitration administered by JAMS/Endispute in Los Angeles, California in accordance with the then existing JAMS/Endispute Arbitration Rules and Procedures for Employment Disputes. In the event of such an arbitration proceeding, Goodwin and the Company shall select a mutually acceptable neutral arbitrator from among the JAMS/Endispute panel of arbitrators. In the event Goodwin and the Company cannot agree on an arbitrator, the Administrator of JAMS/Endispute will appoint an arbitrator. Neither Goodwin nor the Company nor the arbitrator shall disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties. Except as provided herein, the Federal Arbitration Act shall govern the interpretation, enforcement and all proceedings. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the state of California, or federal law, or both, as applicable, and the arbitrator is without jurisdiction to apply any different substantive law. The arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure. The arbitrator shall render an award and a written, reasoned opinion in support thereof. Judgment upon the award may be entered in any court having jurisdiction thereof.

8.2.      Waiver of Jury Trial.  By submitting a dispute to arbitration, the parties hereto understand that they will not enjoy the benefits of a jury trial. Accordingly, the parties hereto expressly waive the right to a jury trial.

8.3.      Nonexclusive Remedy.  Notwithstanding the above provisions regarding arbitration, the parties each retain their respective rights to seek injunctive relief or other provisional remedies provided under the law in any court having competent jurisdiction.

9.        MISCELLANEOUS

9.1.      Code Section 409A.

(a)      To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder. Notwithstanding any provision of this Agreement to the contrary, if the Company determines that any compensation or benefits payable under this Agreement may not be either exempt from or compliant with Section 409A of the Code and related Department of Treasury guidance, the Company may, with Goodwin’s prior written consent, adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to (i) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of such compensation and benefits, or (ii) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance; provided, however, that this Section 9.1 shall not create any obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action.

(b)      Notwithstanding anything to the contrary in this Agreement, no payment or benefits shall be paid to Goodwin during the six-month period following his Separation from Service if the Company determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six-month period (or such earlier date upon which such amount can be paid under Section 409A of the Code without resulting in a prohibited distribution, including as a result of Goodwin’s death), the Company shall pay Goodwin a lump-sum amount equal to the cumulative amount that would have otherwise been payable to Goodwin during such period.

9.2.      Withholding.  The Company may withhold from any amounts payable or benefits provided under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

9.3.      Severability.  In construing this Agreement, if any portion of this Agreement shall be found to be invalid or unenforceable, the remaining terms and provisions of this Agreement shall be given effect to the maximum extent permitted without considering the void, invalid or unenforceable provision.

9.4.      Parties in Interest.  This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors and permitted assigns. No transfer of any interest hereunder shall be deemed to release the transferor from any of its obligations hereunder. Nothing in this Agreement is intended to confer any right or remedy under this Agreement on any person other than the parties to this Agreement and their respective successors and permitted assigns, or to relieve or discharge any obligation or liability of any person to any party to this Agreement, or to give any person any right of subrogation or action over or against any party to this Agreement or to any affiliate thereof.

9.5.      Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws that would result in the application of any law other than that of the State of California.

9.6.      Final and Entire Agreement.  This Agreement, together with the Release, represents the final and entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, negotiations and discussions between the parties hereto and/or their respective counsel with respect to the subject matter hereof; provided, however, that notwithstanding the foregoing, this Agreement shall not supersede or otherwise affect Goodwin’s Indemnification Agreement with the Company.

9.7.      Amendment.  Any amendment to this Agreement must be in writing, signed by duly authorized representatives of the parties, and stating the intent of the parties to amend this Agreement.

9.8.      Acknowledgment.  Goodwin acknowledges that he has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on Goodwin’s own judgment.

9.9.      Cooperation in Legal Proceedings.  Goodwin agrees that, after the Separation Date, upon the reasonable request of the Company, Goodwin shall cooperate with and assist the Company in undertaking and preparing for legal and other proceedings relating to the affairs of the Company and its subsidiaries. Goodwin shall be reimbursed for the reasonable expenses Goodwin incurs in connection with any such cooperation and/or assistance, and, following the termination of the Consulting Period, shall receive from the Company reasonable per diem compensation in connection therewith. Any such reimbursements and per diem compensation shall be paid to Goodwin no later than the 15th day of the month immediately following the month in which such expenses were incurred or such cooperation and/or assistance was provided (subject to Goodwin’s timely submission to the Company of proper documentation with respect thereto).

9.10.      Non-Disparagement.  Goodwin agrees that Goodwin will not make any statement, publicly or privately, which would reasonably be expected to disparage the REIT, the Operating Partnership, any of their subsidiaries or any of their respective employees, officers or directors. The REIT and the Operating Partnership agree that they will not make any statement, publicly or privately, which would reasonably be expected to disparage Goodwin. Notwithstanding the foregoing, this Section 9.10 shall not preclude Goodwin or the Company from making any statement to the extent required by law or legal process.

9.11.      Effect of Waivers and Consents.  No waiver of any default or breach by any party hereto shall be implied from any omission by a party to take any action on account of such default or breach if such default or breach persists or is repeated and no express waiver shall affect any default or breach other than the default or breach specified in the express waiver, and that only for the time and to the extent therein stated. One or more waivers of any covenant, term or condition of this Agreement by a party shall not be construed to be a waiver of any subsequent breach of the same covenant, term or condition. The consent or approval by any party shall not be deemed to waive or render unnecessary the consent to or approval of said party of any subsequent or similar acts by a party.

9.12.      Notices.  All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Goodwin: at Goodwin’s most recent address on the records of the Company;

If to the REIT or the Operating Partnership:

MPG Office Trust, Inc.

355 South Grand Avenue

Suite 3300

Los Angeles, CA 90071

Attn: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

9.13.      Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which taken together shall constitute one instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have each executed this Agreement as of the date first above written.

MPG OFFICE TRUST, INC.,
a Maryland corporation

By:	/s/ Jonathan L. Abrams
Name:	Jonathan L. Abrams
Title:	Senior Vice President,
General Counsel and Secretary

MPG OFFICE, L.P.,
a Maryland limited partnership

By:	MPG Office Trust, Inc.
Its:	General Partner

By:	/s/ Jonathan L. Abrams
Name:	Jonathan L. Abrams
Title:	Senior Vice President,
General Counsel and Secretary

/s/ Robert P. Goodwin
Robert P. Goodwin